Exhibit 99.1

Trovagene, Inc., Announces Third Quarter and Year to Date Earnings, Provides Milestone Update

COMPANY CONTINUES TO DEVELOP PROGRAMS IN CANCER AND INFECTIOUS DISEASE DETECTION IN URINE

SAN DIEGO, CA — November 14, 2012 — PRNewswire — Trovagene, Inc. (NASDAQ: TROV), a developer of transrenal molecular diagnostics, today reported its financial results for the three and nine months ended September 30, 2012. The Company has a cash balance of $7.8 million as of September 30, 2012.

“The Company has demonstrated continued progress in its cancer detection and infectious disease development programs. We are on track to offer  our first molecular diagnostic test for the detection of oncogene mutations in the urine of cancer patients as well as a proprietary urine-based HPV test  by the end of the year,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene.

Third Quarter Financial Results

For the third quarter ended September 30, 2012, Trovagene reported a loss of $0.660 million, or $0.05 per share, as compared to a loss of $0.001 million, or $0.00 per share, for the same period in 2011. The increase is primarily due to increased research and development costs and general and administrative expenses during the third quarter of 2012 as compared to the prior year comparable period. In addition, during the third period of 2012, Trovagene received a milestone payment of $0.150 million and during the third period of 2011, the Company experienced a gain from extinguishment of debt of $0.623 million.

Year to Date Financial Results

Net loss for the nine months ended September 30, 2012 is $5.268 million or $0.42 per share, as compared to a loss of $1.021 million, or $0.11 per share for the nine months ended September 30, 2011. The increase in net loss is attributable to a number of factors, including: a loss of $1.825 million from the change in fair value of derivative instruments — warrants — during the nine months ended September 30, 2012, an increase in the total costs and expenses during the third quarter of 2012 as compared to the prior year comparable period, and a gain from extinguishment of debt of $0.623 million during the third period of 2011.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $7.8 million at September 30, 2012, as compared to $0.7 million at December 31, 2011. The increase in cash is primarily the net result of cash provided by financing activities, including net proceeds of $9.1 million received from an underwritten public offering of our common stock and warrants in June 2012.

Review of Recent Announcements Demonstrates Progress in Development Programs

•                  Finalized agreement with Strand Life Sciences Pvt Ltd of Bangalore, India to validate and commercialize our proprietary urine-based Human Papillomavirus  (HPV) test in India and South Asia

•                  Granted Quest Diagnostics, the world’s leading provider of diagnostic testing, information and services, a non-exclusive license to incorporate nucleophosmin protein (NPM1) into research and clinical testing services related to acute myelogenous leukemia (AML).

•                  Achieved intellectual property milestone under license agreement with Ipsogen. Issuance of first U.S. NPM1 patent triggered milestone payment.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine. Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Trovagene, Inc.
Financial	Investor Relations
Stephen Zaniboni Chief Financial Officer	Amy Caterina Investor Relations
Trovagene, Inc.	Trovagene, Inc.
858-952-7594	858-952-7593
szaniboni@trovagene.com	acaterina@trovagene.com

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Selected Financial Information

Consolidated Condensed Statements of Operations

(unaudited)

(in thousands, except for per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$211	$55	$287	$224

Operating expenses:
Research and development	511	201	1,326	602
General and administrative	739	586	2,376	1721
Total operating expenses	1,250	787	3,702	2323

Loss from operations	(1,039)	(732)	(3,415)	(2,099)

Other income (expense)	—	—	—	(57)
Gain on extinguishment of debt	—	623	—	623
Change in fair value of derivative instruments - warrants	389	118	(1,824)	541
Net (loss) income and comprehensive (loss) income	$(650)	$9	$(5,239)	$(992)

Preferred stock dividend	(10)	(10)	(29)	(29)

Net loss available to common shareholders	$(660)	$(1)	$(5,268)	$(1,021)

Basic and diluted net loss per share	$(0.05)	$(0.00)	$(0.42)	$(0.11)

Weighted average shares outstanding	14,178	10,017	12,507	9,401

Consolidated Condensed Balance Sheet Information

(in thousands)

	September 30, 2012	December 31, 2011

Cash and cash equivalents	$7,815	$700
Other assets	548	316
Property and equipment, net	208	23
Total assets	$8,571	$1,039

Accounts payable, accrued expenses and other liabilities	$758	$1,430
Derivative financial instruments	2,838	3,840
Stockholders’ equity (deficiency)	4,975	(4,231)
Total liabilities and stockholders’ equity (deficiency)	$8,571	$1,039

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